Sub-Item 77J: Revaluation of assets or restatement of capital share account

CERTIFICATE OF AMENDMENT TO THE
RESTATED ARTICLES OF INCORPORATION
For use by Domestic Profit and Nonprofit Corporations
      Pursuant to the provisions of Act 284, Public Acts of
1972 (profit corporations), the undersigned corporation
executes the following Certificate:
      1.	The present name of the corporation is: Keyco
      Bond Fund, Inc.
      2.	The identification number assigned by the
      Bureau is: 112758
      3.	Effective at 5:00 p.m. on the date of filing
      of this Certificate of Amendment with the State of Michigan (the Effective Time ), Article III
      of the Restated Articles of Incorporation is hereby amended and restated to read as follows:
 The total authorized capital stock of the
corporation is 29,411 shares of common stock,
$2.04 par value per share.
Effective at the Effective Time, every 102
outstanding shares of common stock of the
corporation will be combined and converted into
and automatically become one fully paid and
nonassessable share of outstanding common stock of
the corporation (the  Reverse Stock Split ).
No fractional shares shall be issued in
connection with the Reverse Stock Split.  All shares
that are held by a shareholder as of the
effectiveness hereof shall be aggregated and each
fractional share resulting from the Reverse Stock
Split after giving effect to such aggregation shall
be cancelled.  Shareholders who otherwise would be
entitled to receive fractional shares of common
stock of the corporation shall be entitled to
receive
cash (without interest or deduction) in lieu of such
fractional share interests upon the surrender of the
shareholder s Old Certificates (as defined below),
in
an amount equal to the product of (a) the quotient
of
(i) the total net asset value of the corporation as
set forth in the corporation s internally-prepared
financial statements for the six months-ended March
31, 2015, divided by (ii) the number of shares of
common stock of the corporation issued and
outstanding immediately prior to Effective Time,
such quotient to be multiplied by (b) the product of
(i) 102; multiplied by (ii) the fraction of one
share of common stock of the corporation owned by
the shareholder immediately after Effective Time.
Each certificate that immediately prior to the
Effective Time represented shares of common stock of
the corporation ( Old Certificate ) shall thereafter
represent that number of shares of common stock of
the corporation into which the shares of common
stock of the corporation represented by the Old
Certificate shall have been combined and converted
pursuant to the Reverse Stock Split, subject to the
elimination of fractional share interests as
described above.
      4.	The foregoing amendment to the Restated Articles
      of Incorporation proposed by the board was duly
      adopted on the 24th day of March, 2015 by the
      shareholders at a special meeting of shareholders,
      where the necessary votes were cast in favor of the amendment, in accordance with Section 611(3) of the Michigan Business Corporation Act.
Signed this 5th day of May, 2015
  By: _/s/ Joel D. Tauber___________
        Joel D. Tauber
        President






Name of person remitting fees:
Dykema Gossett PLLC
Preparer s name and business telephone number:
Gregory M. Wright, Esq.
312-627-2483